Exhibit 99

FOR IMMEDIATE RELEASE

For Additional Information Contact:	AirNet Systems, Inc.	InvestQuest, Inc.

	Gary Qualmann	Bob Lentz
	(614) 532-4072	(614) 876-1900

AirNet Systems, Inc. Announces Fourth Quarter 2004 Results

COLUMBUS, Ohio – March 16, 2005 — AirNet Systems, Inc. (NYSE: ANS) today reported total net revenues increased 28.9% to $48.4 million for the three months ended December 31, 2004 compared to $37.5 million for the same period in 2003.  This is primarily attributable to an increase of $5.4 million in delivery services revenues, which includes Bank Services and Express Services, and a $4.9 million increase in Passenger Charter Services revenues.  Income from continuing operations before income taxes rose to $2.3 million for the fourth quarter 2004 from $1.3 million the prior year.  Net loss for the fourth quarter 2004 was $4.2 million, or $0.41 per diluted share, which included a $5.7 million non-cash charge related to a valuation allowance for certain deferred income tax assets.  For the fourth quarter 2003, net income was $0.7 million, or $0.07 per diluted share.

Fourth Quarter 2004 Results

Delivery Services

Bank Services revenues increased 8.0% to $27.4 million for the fourth quarter 2004 from $25.4 million for the fourth quarter 2003.  This was primarily due to an additional $1.3 million of fuel surcharge revenues, resulting from higher fuel costs compared to a year ago.  There was also one more weekday flying day in the fourth quarter 2004 versus the fourth quarter 2003.

Revenues for Express Services rose 33.0% to $13.4 million for the fourth quarter 2004 from $10.1 million for the same period last year.  Point-to-point surface shipments and air charters increased $1.1 million and $1.4 million, respectively, in the fourth quarter 2004 versus the same period a year ago.  Fuel surcharge revenues for the fourth quarter 2004 were $0.6 million above the prior year.  Express Services revenues increased to 32.8% of total delivery services revenues for the fourth quarter 2004 from 28.4% for the fourth quarter 2003.

Passenger Charter Services

Passenger Charter Services revenues increased $4.9 million to $7.0 million for the fourth quarter 2004 versus the same period of the prior year.  Jetride, Inc., a wholly-owned subsidiary, had 15 aircraft, 9 owned and 6 managed, dedicated to its passenger charter fleet at December 31, 2004, compared to nine aircraft, 6 owned and 3 managed, on the same date in 2003.  During the fourth quarter 2004, Jetride added 2 Challenger aircraft, which are not owned but are managed, as part of the Passenger Charter fleet.  The average revenue and operating costs per flight hour for these 2 large cabin aircraft are substantially higher than for the Learjet aircraft in Jetride’s fleet.  The increase in fourth quarter 2004 revenues versus the same period last year was due to the addition of 6 aircraft during 2004, an increase in total hours flown, and higher average revenue per flight hour from the larger cabin aircraft.  Passenger Charter Services revenues were 14.4% of total net revenues for the fourth quarter 2004 versus 5.5% for the same period in 2003.

Costs and Expenses

The company’s total costs and expenses were $45.1 million for the fourth quarter 2004 compared to $36.0 million the prior year.  Passenger Charter Services represented $4.2 million, or 46.0%, of this increase, which was attributable to the larger fleet of Passenger Charter aircraft and the related higher number of hours flown versus the fourth quarter 2003.  On an overall basis for both the company’s cargo and passenger charter fleets, the largest increase was $3.3 million for fuel costs, a substantial portion of which the company seeks to recover through fuel surcharges.  To support the cargo airline and additional charters for Express Services, contracted air costs were $1.7 million higher for the fourth quarter 2004 than a year ago.  Ground courier costs increased $0.8 million in the fourth quarter 2004 compared to the fourth quarter 2003 primarily due to an increase in point-to-point surface deliveries.  The $1.3 million increase in travel, training and other expenses for the fourth quarter 2004 included increased travel expenses related to Passenger Charter as well as higher fees to managed aircraft owners due to the increase in the number and type of managed aircraft in Jetride’s fleet compared to the same period last year.

Interest expense increased to $0.9 million for the fourth quarter 2004 from $0.3 million for the same period last year due to higher debt levels financing the larger fleet of Passenger Charter aircraft.

AirNet reviews its deferred tax assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes.  Based on the company’s year-end review, a $5.7 million non-cash charge was recorded for a valuation allowance to offset deferred tax assets associated with AirNet’s net operating loss carryforwards and alternative minimum tax credit carryforwards as a result of the uncertainty surrounding the company’s ability to realize such assets.

Year 2004 Results

Total net revenues increased 17.2% or $25.7 million to $175.0 million for the year 2004 versus the year 2003.  Total delivery services revenues rose $14.9 million compared to the year 2003 and Passenger Charter Services revenues were $10.9 million higher in the year 2004 versus the prior year.

Delivery Services

Bank Services revenues increased 2.6% to $106.1 million for the year 2004 compared to $103.4 million the prior year.  Most of this improvement was due to an additional $2.1 million of fuel surcharge revenues resulting from higher fuel costs for the year 2004 versus the prior year.  A modest increase in overall shipment volume for the year 2004 compared to the year 2003 was partially offset by a decline in the number of pounds per shipment.

Express Services revenues increased 32.8% to $49.1 million for the year 2004 from $37.0 million for the year 2003.  This included fuel surcharge revenues of $2.1 million for 2004 versus $1.0 million the prior year.  Point-to-point surface shipments and air cargo charters increased $3.1 million and $4.5 million, respectively, for the year 2004 compared to the year 2003.  Express Services represented 31.6% of total delivery services revenues for the year 2004 versus 26.3% for the year 2003.

Passenger Charter Services

Passenger Charter Services revenues more than doubled to $18.5 million for the year 2004 from $7.6 million for the year 2003.  This was due to an increase in the number and utilization of aircraft, both owned and managed, in Jetride’s passenger charter fleet during the year 2004 versus the prior year.  These factors contributed to the higher number of flight hours and the higher average revenue per flight hour from the addition of two large cabin aircraft in 2004 compared to the year 2003.  Jetride has developed relationships with a number of the leading fractional ownership companies and aircraft brokers in the United States, who represent a majority of Jetride’s business.

Costs and Expenses

Total costs and expenses were $215.6 million for the year 2004 versus $143.0 million for the year 2003.  During the third quarter 2004, the company recognized $47.0 million of non-cash impairment charges related to AirNet’s delivery services business.  These impairment charges were caused by changing conditions in its Bank Services business, which reduced AirNet’s cargo aircraft assets by $43.0 million and reduced goodwill by $4.0 million.

For the year 2004, most of the increased costs and expenses other than the $47.0 million of non-cash impairment charges were to support the growth of Express Services and Passenger Charter Services.  Aircraft fuel increased $7.6 million for the year 2004 compared to the prior year due to higher fuel prices and increased hours flown by Jetride.  The company seeks to recover a substantial portion of higher fuel costs through fuel surcharges.  Ground courier costs rose $4.5 million to $30.3 million for the year 2004 reflecting a higher number of point-to-point surface shipments and additional commercial airline shipments for Express Services.  Contracted air costs increased $3.9 million to $13.8 million for the year 2004 primarily to support additional air cargo charters for Express customers.  The growth in Passenger Charter Services represented 36.3% of the year 2004 increase in total costs and expenses, excluding the non-cash impairment charges, versus the prior year.

As a result of the $47.0 million non-cash impairment charges, AirNet had a loss from continuing operations before income taxes of $43.1 million for the year 2004 compared to income of $4.9 million for the year 2003.

Interest expense was $2.5 million for the year 2004 versus $1.3 million the prior year, which was principally due to the increased debt used to finance the fleet of aircraft owned by Jetride.

Capital Expenditures

Capital expenditures were $51.2 million for the twelve months ended December 31, 2004 compared to $25.2 million the prior year.  AirNet purchased four aircraft for its passenger charter fleet during the year 2004 compared to one aircraft in the year 2003.  Most of the remaining expenditures for the years 2004 and 2003 included aircraft improvements, engines and inspections, and prepaid engine costs.  The company invested $8.3 million for construction of the Rickenbacker Facility during the year 2004 and anticipates completion of this Facility in the second quarter 2005.

AirNet Systems, Inc.

AirNet Systems, Inc., through its operating subsidiaries, focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible.  AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide.  Jetride, Inc., a wholly-owned subsidiary, provides Passenger Charter services nationwide to individuals and businesses. The Company operated a total of 130 aircraft, 115 for its cargo airline and 15 for its passenger charter airline at December 31, 2004, located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained in this release of AirNet Systems, Inc., the matters discussed, including, but not limited to, information regarding future economic performance and plans and objectives of AirNet’s management, are forward-looking statements that involve risks and uncertainties. When used in this release, the words “believe”, “anticipate”, “estimate”, “expect”, “intend”, “may”, “plan”, “project” and similar expressions are intended to be among statements that identify forward-looking statements. Such statements involve risks and uncertainties including, but not limited to, the following which could cause actual results to differ materially from any forward-looking statement: potential regulatory changes by the Federal Aviation Administration (“FAA”), which could increase the regulation of AirNet’s business, or the Federal Reserve, which could change the competitive environment of transporting canceled checks; changes in check processing and shipment patterns of bank customers; the continued acceleration of migration of AirNet’s Bank customers to electronic alternatives to the physical movement of cancelled checks; disruptions to operations due to adverse weather conditions and air traffic control-related constraints or aircraft accidents; potential further declines in the values of aircraft in AirNet’s fleet and any related asset impairment charges; the ability to successfully market the Passenger Charter business in light of global changes in the commercial airline industry; potential changes in locally and federally mandated security requirements; increases in aviation fuel costs not fully offset by AirNet’s fuel surcharge program; potential cost overruns associated with the construction of a new facility at Rickenbacker International Airport; acts of war and terrorist activities; the acceptance of AirNet’s time-critical service offerings within targeted Express markets; technological advances and increases in the use of electronic funds transfers; the availability and cost of financing required for operations; the impact of unusual items resulting from ongoing evaluation of our business strategies; as well as other economic, competitive and domestic and foreign governmental factors affecting AirNet’s markets, prices and other facets of its operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Please refer to the sections captioned “Forward-looking statements” and “Risk factors” in Item 7 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 of AirNet Systems, Inc. for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in forward-looking statements.

AIRNET SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited

	Three Months Ended December 31,		Twelve Months Ended December 31,
In thousands, except per share data	2004	2003	2004	2003

NET REVENUES
Delivery services, net of excise tax:
Bank services	$27,439	$25,399	$106,117	$103,399
Express services	13,371	10,057	49,096	36,963
Total delivery services revenues	40,810	35,456	155,213	140,362

Passenger charter services	6,962	2,049	18,494	7,599
Aviation services and other operations	630	38	1,243	1,261
Total net revenues	48,402	37,543	174,950	149,222

COSTS AND EXPENSES
Wages and benefits	6,513	6,037	24,823	23,297
Aircraft fuel	8,003	4,679	26,865	19,227
Aircraft maintenance	4,638	3,157	15,086	12,242
Contracted air costs	4,075	2,334	13,813	9,929
Ground courier	7,791	6,951	30,285	25,834
Depreciation	3,936	4,475	19,513	17,535
Insurance, rent and landing fees	2,683	2,702	10,115	9,895
Travel, training and other	2,801	1,546	9,359	8,003
Selling, general and administrative	4,954	4,067	18,661	17,032
Net (gain) loss on disposition of assets	(255)	3	34	(3)
Impairment of assets	—	—	42,991	—
Impairment of goodwill	—	—	4,018	—
Total costs and expenses	45,139	35,951	215,563	142,991
Income (loss) from continuing operations before interest expense and income taxes	3,263	1,592	(40,613)	6,231
Interest expense	916	280	2,468	1,340

Income (loss) from continuing operations before income taxes	2,347	1,312	(43,081)	4,891
Provision (benefit) for income taxes	6,511	600	(8,935)	2,103

Income(loss) from continuing operations	$(4,164)	$712	$(34,146)	$2,788

Income(loss) from discontinued operations, net of taxes	—	—	—	$(8)

Net income (loss)	$(4,164)	$712	$(34,146)	$2,780

Income (loss) per share - basic and diluted
Continuing operations	$(0.41)	$0.07	$(3.39)	$0.28
Discontinued operations	—	—	—	—
Net income (loss) per share - basic and diluted	$(0.41)	$0.07	$(3.39)	$0.28